                                                                     EXHIBIT 4.9


         SCHEDULE OF NON-EMPLOYEES RECEIVING
         STOCK OPTION GRANTS
         NEW YORK BAGEL ENTERPRISES,
         INC.


         NONQUALIFIED STOCK OPTIONS


         Date                                                              Shares           Strike            Exercised
         Granted                   Director                               Granted            Price          (Cancelled)
         -------                   --------                               -------            -----          -----------
      1  October 6, 1997           David Murfin                        a   17,500           $6.050 *             -

      2  October 6, 1997           Bill Walsh                          a   17,500           $5.500 *             -

      3  October 9, 1998           Bill Walsh                          a  100,000           $0.750

      4  January 28, 1999          Paul R. Hoover                          17,500           $0.750
                                                                          -------                           -----------
                                                                          152,500                                -
                                                                          -------                           -----------
                                                                          -------                           -----------


      a Nonqualified Stock Options have been issued outside of the New York Bagel Enterprises, Inc. Incentive Stock Plan to the above named members of the Board of Directors.

      * These issuances are a result of the Board of Directors meeting dated October 6, 1997 in which the Board repriced outstanding options by canceling and re-issuing on a one-for-one basis at an exercise price of $5.50 per share which is greater than 100% of the quoted close price of the stock of the corporation in The Wall Street Journal. In addition, such re-priced options are to vest as originally granted such that the new vesting periods shall be modified to give credit for the prior holding periods.